VOLUNTARY RETIREMENT AGREEMENT

This VOLUNTARY RETIREMENT AGREEMENT (“Agreement”) is between FIVE STAR BANK (“FSB”), and JAMES T. RUDGERS (“Executive”).

WHEREAS, Executive is employed by FSB as Chief of Community Banking;

WHEREAS, Executive has communicated his desire to retire voluntarily from FSB effective June 30, 2009;

WHEREAS, Executive and FSB wish to establish and clarify their respective rights and obligations arising from the retirement of Executive;

NOW, THEREFORE, in consideration of the mutual promises, benefits and covenants herein contained, Executive and FSB hereby agree as follows:

1. Executive shall resign and be separated as an employee of FSB effective June 30, 2009. Executive and FSB agree to announce and describe Executive’s separation as a voluntary retirement. Executive’s participation in all FSB fringe benefits shall cease effective June 30, 2009, with the exception of previously vested benefits.

2. FSB shall make one hundred and twenty (120) equal monthly payments to Executive of $6,250.00, less required deductions and withholding, beginning with the first regular pay period of January 2010. In the event of Executive’s death, any payments still due Executive under this paragraph shall be made to Executive’s estate.

3. From the effective date of this Agreement until expiration of the period during which Executive is entitled to receive payments under paragraph 2, Executive shall not engage, anywhere within New York State west of Albany, NY, or in any geographic area served by FSB or any of its subsidiaries, whether directly or indirectly, as principal, owner, officer, director, agent, employee, consultant or partner, in the management of a bank holding company, commercial bank, savings bank, credit union or any other financial services provider that competes with FSB, its subsidiaries or its products or programs (“Restricted Activities”), provided that the foregoing shall not restrict Executive from engaging in any Restricted Activities which FSB directs Executive to undertake or which FSB otherwise expressly authorizes. The foregoing shall not restrict Executive from owning less than 5% of the outstanding capital stock of any company which engages in Restricted Activities, provided that Executive is not otherwise involved with such company as an officer, director, agent, employee or consultant.

4. Executive shall execute the Release of Claims attached hereto as Exhibit A within five days following June 30, 2009. Payments under paragraph 2 shall not be made unless Executive executes the release of claims within 5 days of June 30, 2009 and does not revoke the Release of Claims.

5. (a) Executive has had access to and participated in the development of or been acquainted with confidential or proprietary information and trade secrets related to the business of FSB, its subsidiaries, joint ventures, and affiliates (collectively, the “Companies”), including but not limited to (i) trade secrets, business plans, software programs, operating plans, marketing plans, financial reports, operating data, budgets, wage and salary rates, pricing strategies and information, terms of agreements with suppliers or customers and others, customer lists, reports, correspondence, tapes, disks, tangible property and specifications owned by or used in the Companies’ businesses; (ii) operating strengths and weaknesses of the Companies’ officers, directors, employees, agents, suppliers and customers, and/or (iii) information pertaining to future developments such as, but not limited to, research and development, software development or enhancement, future marketing plans or ideas, and plans or ideas for new services or products, (iv) all information which was learned or developed by Executive in the course and performance of his duties, including without limitation, reports, information and data relating to the FSB’s acquisition strategies, and (v) other tangible and intangible property which is used in the business and operations of the Companies but not made publicly available (i) through (v) are, collectively, (the “Confidential Information”).

(b) Executive shall not, directly or indirectly, disclose, use or make known for his or another’s benefit any Confidential Information of the Companies or use such Confidential Information in any way except in the best interests of the Companies in the performance of Executive’s duties. In addition, to the extent that FSB has entered into a confidentiality agreement with any other person or entity Executive agrees to comply with the terms of such confidentiality agreement and to be subject to the restrictions and limitations imposed by such confidentiality agreements as if he was a party thereto.

(c) The obligations of Executive under this paragraph 5 shall survive the termination of Executive’s employment and the expiration of this Agreement.

6. Executive shall make himself available at reasonable times and places to:

(a) fully cooperate and assist with any examination of FSB conducted by regulatory authorities having jurisdiction over FSB, including attendance at meetings and production of notes and records that may be in Executive’s possession; and

(b) fully cooperate and assist FSB in any internal investigations or audits, or in any litigation to which FSB or any of the Companies is a party.

It is understood between the parties that paragraph 6(a) and 6(b) above will be limited to matters that the Executive played a role in during his course of employment.

7. (a) Executive covenants, to the maximum extent permitted by law, that he shall not at any time hereafter provide information, support or assistance, directly or indirectly, to any individual or organization, in connection with any action, charge, complaint, suit or proceeding of any kind against FSB or any of the Companies. The foregoing covenant shall not preclude Executive from testifying in a proceeding before a court or agency under compulsion of law, provided that Executive complies fully with paragraph 7(b) below.

(b) Executive agrees to give FSB notice of any and all attempts to compel disclosure of any information he is prohibited from disclosing by this paragraph 7(a). Executive shall provide written notice of an attempt to compel such disclosure as promptly as possible to FSB, and at least five (5) days before compliance with any subpoena or order is requested or required.

(c) Executive further covenants that he will not make to any person or entity any statement, whether written or oral, that directly or indirectly impugns the integrity of, or reflects negatively on any of the Companies or any of their respective agents or employees, or that denigrates, disparages, or results in detriment to any of the Companies or any of their respective agents or employees. The Companies agree that they will not make to any person or entity any statement, whether written or oral, that directly or indirectly impugns the integrity of, or reflects negatively on Executive, or that denigrates, disparages, or results in detriment to Executive, except as any Company or their agents or employees may be obligated to comply with SEC and other regulatory requirements.

8. Any breach by Executive of this Agreement shall be considered a material breach for which FSB shall be entitled to cease immediately the payments described in paragraph 2 of this Agreement, in addition to any other remedies to which FSB may be entitled by law or under the Agreement.

9. If any provision of this Agreement is held to be illegal, void or unenforceable, such provisions shall have no effect upon, and shall not impair the legality or enforceability of, any other provision of this Agreement.

10. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, representatives, successors and assigns.

11. The making of this Agreement is not intended, and shall not be construed, as any admission that FSB or any of the Companies has violated any federal, state, or local law, or has committed any wrong against Executive or any other person or entity.

12. Nothing herein is intended to alter Executive’s status as an at-will employee.

13. The parties shall execute the Consulting Agreement attached hereto as Exhibit B prior to June 30, 2009. Such Consulting Agreement shall be void if Executive revokes this Agreement or the Release of Claims.

14. Executive acknowledges and warrants that:

(a) He has had the opportunity to consider, for up to twenty-one days, the terms and provisions of this Agreement;

(b) He has been advised by FSB in this writing to consult, and has had adequate opportunity to consult with, an attorney of his choosing prior to executing this Agreement;

(c) He has carefully read this Agreement in its entirety, has had an opportunity to have its provisions explained to him by an attorney of his choosing, and fully understands the significance of all of its terms and provisions; and

(d) He is signing this Agreement voluntarily and of his own free will and assents to all of the terms and conditions contained herein.

13. This Agreement shall not become effective until the eighth day following its execution by Executive (the “Effective Date”). Executive shall have the right to revoke this Agreement for a period of seven (7) days following his execution of this Agreement by giving written notice by personal delivery of such revocation to FSB. If Executive revokes this Agreement prior to the Effective Date, the promises and obligations contained herein shall be null and void.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.
JAMES T. RUDGERS	FIVE STAR BANK
By: Peter G. Humphrey President & CEO

Date: 9/24/08	Date: 9/24/08

EXHIBIT B

CONSULTING AGREEMENT

This Consulting Agreement is made as of [Sept. 24, 2008], between The Board of Directors of FINANCIAL INSTITUTIONS, INC., located at 220 Liberty Street, Warsaw, New York, 14569 (“Client”), and JAMES T. RUDGERS, an individual residing at P.O. Box 5032, Greene, RI 02827 (“Consultant”).

In consideration of the mutual covenants herein contained, the parties hereby agree as follows:

1. Services. Consultant agrees to provide consulting services that may, from time to time, be requested by the Board of Directors of FII. Such services are hereinafter referred to as “Services.” The parties agree that the Services are not expected to entail more than three days of work per month on average over a twelve month period.

2. Term and Termination. This Agreement shall commence July 1, 2009 and conclude on June 30, 2011, unless earlier terminated by either party. This Agreement shall terminate upon the death of Consultant. This Agreement may be terminated by Consultant upon 10 days’ written notice to FII. This Agreement may be terminated by FII upon 10 days’ written notice to Consultant in the event that: (a) Consultant is unable due to disability to perform Services for a period of 90 days or more; or (b) Consultant has failed to correct a material breach of this Consulting Agreement or the Voluntary Retirement Agreement between the parties dated September     , 2008     , and such breach is not remedied within twenty (20) days following receipt of written notice of such breach.

3. Payment for Services; Expenses; Equipment.

3.1 Compensation. As full compensation for the Services to be provided by Consultant pursuant to this Consulting Agreement, Client agrees to pay Consultant $4,166.66 per month during the term of this Consulting Agreement.

3.2 Expenses. Consultant is responsible for paying all ordinary and necessary expenses arising from Consultant’s performance of the Services, with the exception of normal commuting expenses, which will be reimbursed by the Client. Client shall have no obligation to reimburse Consultant for expenses incurred by Consultant in performing the Services unless Client has authorized such reimbursement and such expenses in writing in advance.

3.3 Equipment. Consultant shall furnish, at Consultant’s sole expense, all equipment and materials used to perform the Services, including but not limited to, telephone lines, personal computers and modems, except to the extent Client authorizes Consultant to use Client’s equipment and materials. The Client will provide the Consultant with a cell phone and/or PDA.

4. Independent Contractor. It is understood and agreed that Consultant shall perform the Services as an independent contractor. Consultant shall not be deemed to be an employee of Client. Consultant shall not be entitled to any benefits provided by Client to its employees, and Client will make no deductions from any of the payments due to Consultant hereunder for state or federal tax purposes. Consultant agrees that Consultant shall be personally responsible for any and all taxes and other payments due on payments received by him from Client hereunder. Nothing in this Agreement requires Client to use Consultant for Services, and, in the event Client decides to use another party, Consultant agrees to cooperate fully with Client to ensure a smooth transition to the new party.

5. Confidential Information.

5.1 Confidentiality. In connection with this Agreement, Client may disclose to Consultant certain information (i) that is marked or otherwise identified, orally or in writing, as confidential or proprietary information of Client (“Confidential Information”) prior to, upon or promptly after receipt by Consultant; or (ii) which Consultant should recognize from the circumstances surrounding the disclosure to be Confidential Information. Consultant shall hold all Confidential Information in confidence and will use such information only for the purposes of fulfilling Consultant’s obligations hereunder and for no other purpose. Consultant shall not disclose, provide, disseminate or otherwise make available any Confidential Information to any third party, in either case without the express prior written permission of Client.

5.2 Third Party Information. Consultant recognizes that Client has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Client’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes Client and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential and proprietary information in the strictest confidence and not to disclose it to any person, firm, or corporation (except as necessary in carrying out Consultant’s work for Client in a manner consistent with Client’s agreement with such third party) or to use it for the benefit of anyone other than for Client or such third party (consistent with Client’s agreement with such third party) without the express prior written authorization of Client.

6. Ownership. All work performed under this Consulting Agreement, and all materials developed or prepared for Client by Consultant (such work and materials, “Creations”), are Confidential Information and the property of Client, and all right, title and interest therein shall vest in Client and shall be deemed to be a work made for hire and made in the course of the Services rendered hereunder. To the extent that title to any such works may not, by operation of law, vest in Client or such Creations may not be considered works made for hire, all right, title and interest therein are hereby irrevocably assigned to Client. All such Creations shall belong exclusively to Client, with Client having the right to obtain and to hold in its own name all copyrights, registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. Consultant agrees to give Client and any person designated by Client any reasonable assistance, at the cost and expense of Client, to perfect the rights defined in this Section 6. Consultant further waives any “moral” rights, or other rights with respect to attribution of authorship or integrity of such Creations as Consultant may have under any applicable law.

7. Equitable Relief. Consultant recognizes that the covenants contained in Sections 5 and 6 hereof are reasonable and necessary to protect the legitimate interests of Client, that Client would not have entered into this Consulting Agreement in the absence of such covenants, and that Consultant’s violation or threatened violation of such covenants will cause Client irreparable harm and significant injury, the amount of which may be extremely difficult to estimate, thus, making any remedy at law or in damages inadequate. Therefore, Consultant agrees that Client shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Consulting Agreement and for any other relief Client deems appropriate, without the necessity of posting of any bond or security. This right shall be in addition to any other remedy available to Client in law or equity.

8. Return of Client Property. On termination of this Consulting Agreement, or at any time Client so requests, Consultant will deliver immediately to Client all property belonging to Client and all material containing or constituting Confidential Information, including any copies in Consultant’s possession or control, whether prepared by Consultant or by others.

9. Governing Law. This contract will be governed by and construed in accordance with the laws of the State of New York.

10. Severability. All clauses and covenants contained in this Consulting Agreement are severable and in the event any of them are held to be invalid by any court, such clause or covenant shall be valid and enforced to the maximum extent as to which it may be valid and enforceable, and this Consulting Agreement will be interpreted as if such invalid clauses or covenants were not contained herein.

11. Assignment. Consultant shall not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Consulting Agreement. Any purported assignment, transfer, or delegation by Consultant shall be null and void. This Consulting Agreement and the rights and obligations of Client hereunder shall bind and inure to the benefit of any successor or successors of Client in any reorganization, merger or consolidation and to the benefit of any assignee of all or substantially all of Client’s business and properties.

12. Waiver. Failure to enforce any provision of this Agreement shall not constitute a waiver of any term hereof.

13. Survival. Sections 3.2, 4, 5, 6, 7, 8, 9, 10 and 11 shall survive the termination of this Consulting Agreement for any reason.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.

AGREED TO BY:

The BOARD OF DIRECTORS OF
FINANCIAL INSTITUTIONS, INC.	CONSULTANT
By: ____________________________	________________________________
Name: Erland E. Kailbourne	JAMES T. RUDGERS

Title: Chairman

EXHIBIT A

RELEASE OF CLAIMS

In consideration for the terms and conditions set forth in the attached Agreement, James T. Rudgers (“Executive”) hereby extinguishes and releases all of his claims against Five Star Bank (“FSB”), and any of its past, present or future parent companies, subsidiaries, joint ventures, and affiliates, and all their respective past, present and future employees, officers, directors, trustees, shareholders, agents, and successors and assigns (collectively, “Releasees”).

Executive, for himself and for his heirs, executors, successors and assigns (collectively, “Releasors”), hereby releases and discharges the Releasees from any and all claims, demands, causes of action, and liabilities of any kind whatsoever, whether known or unknown, which the Releasors ever had, now have or may hereafter have against the Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter, except for those rights expressly reserved in this Release of Claims.

Without limiting the generality of the paragraph above or characterizing the nature of the Releasors’ claims, this document releases the Releasees from (i) any and all claims arising out of Executive’s employment with FSB; (ii) any and all claims (whether based on a federal, state or local stature, or court decision) including, but not limited to claims under, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the American with Disabilities Act, the Employee Retirement and Income Security Act, the Sarbanes-Oxley Act of 2002, the New York Human Rights Law, the New York Labor Law, and/or any other federal, state or local statute or court decision; (iii) any and all claims for breach of contract; (iv) any and all claims for lost wages, bonuses, back pay, front pay, employee benefits, including severance pay, or for damages or injury of any type whatsoever, including, but not limited to, defamation, injury to reputation, intentional or negligent infliction of emotional distress, (whether arising by virtue of statute or common law, and whether based upon negligent or willful actions or omissions); and (v) any and all claims for compensatory or punitive damages, attorneys’ fees, costs and disbursements, which the Releasors ever had, now have or hereafter can, shall or may have against the Releasees for, upon or by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date of the execution of this Release of Claims by Executive. Executive expressly does not release or waive his rights to enforce the Agreement.

I ACKNOWLEDGE THAT I HAVE BEEN GIVEN AT LEAST 21 DAYS IN WHICH TO CONSIDER SIGNING THIS RELEASE. I ACKNOWLEDGE THAT I MAY REVOKE THIS RELEASE OF CLAIMS WITHIN SEVEN (7) DAYS OF SIGNING IT. I ACKNOWLEDGE THAT I HAVE BEEN ADVISED TO CONSULT AN ATTORNEY AND I HAVE HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF MY CHOICE CONCERNING THIS RELEASE. I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL THE PROVISIONS OF THIS RELEASE, AND I AM ENTERING INTO THIS RELEASE VOLUNTARILY. I ACKNOWLEDGE THAT THE CONSIDERATION I AM RECEIVING IN EXCHANGE FOR EXECUTING THIS RELEASE IS GREATER THAN THAT WHICH I WOULD BE ENTITLED TO IN THE ABSENCE OF THIS RELEASE.

WITNESS MY SIGNATURE THIS      DAY OF      , 2009.

JAMES T. RUDGERS